Registration No. 333-144991
Registration No. 333-218845
Registration No. 333-207410

As filed with the Securities and Exchange Commission on April 26, 2018

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-144991
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218845
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-207410

ELBIT VISION SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 3088900
(Address and telephone number of Registrant's principal executive offices)

Elbit Vision Systems Global Share Incentive Plan (2016)

(Full title of plans)

Elbit Vision Systems US, Inc.
319 Garlington Road, Suite B4
Greenville, SC 29615
USA
Tel: 864-288-9777
Facsimile: 864-288-9799

Copies of all Correspondence to:
ADRIAN DANIELS, ADV.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7867

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Elbit Vision Systems Ltd., (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(i)
Registration Statement No. 333-218845 filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2017 and which registered the offering and sale of Ordinary Shares, par value New Israeli Shekel 10.0  per share, of the Company (“Ordinary Shares”), that were issuable by the Company under the Elbit Vision Systems Global Share Incentive Plan (2016).

(ii)
Registration Statement No. 333-207410 filed with the Commission on October 14, 2015 and which registered the offering and sale of Ordinary Shares that were issuable by the Company under the Elbit Vision Systems Share Option Plan (2006).

(iii)
Registration Statement No. 333-144991 filed with the Commission on July 31, 2007 and which registered the offering and sale of Ordinary Shares that were issuable by the Company under (i)  the Elbit Vision Systems Share Option Plan (2003) and (ii) Elbit Vision Systems Share Option Plan (2006).

On February 11, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Belinor Ltd. (“Merger Sub”), a company formed under the laws of the State of Israel and a wholly-owned subsidiary of Uster Technologies AG., a company organized under the laws of Switzerland (“Parent”). On April 25, 2018, the Company merged with Merger Sub pursuant to the Merger Agreement and was thereby acquired by Uster (the “Merger”).  Each issued and outstanding Ordinary Share was canceled in the Merger, entitling the holder thereof to receive $3.40 of cash consideration, subject to the withholding of any applicable taxes. Additionally, in the Merger, each outstanding vested option to purchase one Ordinary Share was canceled, entitling the holder thereof to receive an amount of cash equal to the excess, if any, calculated by subtracting the applicable exercise price of such option from $3.40 (the “Excess Amount”), and each outstanding unvested option to purchase one Ordinary Share was canceled, entitling the holder thereof to receive a certain cash bonus from EVS following the completion of the Merger equal to the Excess Amount; all of the above, subject to the terms of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Caesarea, Israel on the 26th day of April, 2018.

ELBIT VISION SYSTEMS LTD. By: /s/ Sam Cohen Sam Cohen Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statements has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Yossi Ran _____________________ Yossi Ran	Director and Chairman of the Board	April 26, 2018
/s/ Sam Cohen _____________________ Sam Cohen	Director and Chief Executive Officer	April 26, 2018
/s/ Yaron Menashe _____________________ Yaron Menashe	CFO, Principal Accounting Officer and Director	April 26, 2018
/s/ Ervin Leibovici _____________________ Ervin Leibovici	Director	April 26, 2018
/s/ Yaky Yanay _____________________ Yaky Yanay	Director	April 26, 2018
/s/ Orit Stav _____________________ Orit Stav	Director	April 26, 2018
/s/ Natan Avisar _____________________ Natan Avisar	Director	April 26, 2018

Authorized Representative in the United States:
EVS, INC.
By: /s/ Yaron Menashe
Name: Yaron Menashe
Title: Director
Date: April 26, 2018